EXHIBIT 3.1

MICHIGAN DEPARTMENT OF CONSUMER & INDUSTRY SERVICES BUREAU OF COMMERICAL SERVICES
Date Received	(FOR BUREAU USE ONLY) This document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.
Name Siebers Mohney, PLC	EFFECTIVE DATE:
Address 125 Ottawa Avenue NW, Suite 400
City State Zip Code Grand Rapids MI 49503-2830

DOCUMENT WILL BE RETURNED TO NAME AND ADDRESS INDICATED ABOVE

ARTICLES OF INCORPORATION
OF
FREMONT MICHIGAN INSURACORP, INC.

          Pursuant to the Provisions of Act 284, Public Acts of 1972, as amended, the undersigned executes the following Articles of Incorporation:

ARTICLE I
NAME

          The name of the Corporation is Fremont Michigan InsuraCorp, Inc.

ARTICLE II
REGISTERED OFFICE AND REGISTERED AGENT

          The address of the Corporation's registered office in the State of Michigan is 933 E. Main Street, Fremont, Michigan 49412-9753. The name of its registered agent at that address is Richard E. Dunning. The mailing address is also 933 E. Main Street, Fremont, Michigan 49412-9753.

ARTICLE III
PURPOSE

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Act of Michigan.

ARTICLE IV
CAPITAL STOCK

          The total number of shares of capital stock which the Corporation shall have authority to issue is 10,000,000 shares, which shall be divided as follows: (i) 5,000,000 shares of Class A Common Stock, without par value ("Class A Common Stock"), (ii) 500,000 shares of Class B Common Stock, without par value ("Class B Common Stock") and (iii) 4,500,000 shares of Preferred Stock, without par value ("Preferred Stock"). "Common Stock," when used in these Articles, shall mean the Class A Common Stock and the Class B Common Stock together. Preferred Stock may be issued in series, each series being composed of such number of shares and having such dividend, liquidation, voting, conversion, redemption and other fights, if any, as the Board of Directors may determine from time to time by resolution.

          The following provisions shall apply to the authorized stock of the Corporation:

          A.     Provisions Applicable to Common Stock. Except as otherwise set forth below in this Article IV, the relative rights, powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Class A Common Stock and Class B Common Stock shall be identical in all respects.

     1.     Voting. At all meetings of shareholders of the Corporation, the holders of the Class A Common Stock shall be entitled to one vote for each share of Common Stock held by them respectively. The holders of the Class B Common Stock shall not be entitled to vote.

     2.     Dividends. After payment or declaration of full dividends on all shares having a priority over the Common Stock as to dividends, and after making all required sinking or retirement fund payments, if any, on all classes of preferred shares and on any other stock of the Corporation ranking as to dividends or assets prior to the Common Stock, dividends on the shares of Common Stock may be declared and paid, but only when and as determined by the Board of Directors.

     3.     Rights on Liquidation. On any liquidation, dissolution, or winding up of the affairs of the Corporation, after there shall have been paid to or set aside for the holders of all shares having priority over the Common Stock the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive pro rata all the remaining assets of the Corporation available for distribution to its shareholders.

          B.     Provisions Applicable to Preferred Stock.

     1.     Issuance in Series. The authorized shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have those designations, powers, preferences, and relative, participating, optional, or other rights, and those qualifications, limitations, or restrictions, as may be stated in a resolution or resolutions providing for the issuance of the series adopted by the Board of Directors. Authority is expressly granted to the Board of Directors, subject to the provisions of this Article, to authorize the issuance of any authorized and unissued shares of Preferred Stock (whether or not previously designated as shares of a particular series, and including shares of any series issued and subsequently acquired by the corporation) as shares of one or more series of Preferred Stock, and with respect to each series to determine and designate by resolution providing for the issuance of the series:

     (a)     The number of shares to constitute the series and the title of the series;

     (b)     Whether the holders shall be entitled to cumulative or noncumulative dividends, and, with respect to shares entitled to cumulative dividends, the date or dates from which the dividends shall be cumulative, the rate of the annual dividends on them (which may be fixed or variable and may be made dependent upon facts ascertainable outside of the Articles of Incorporation), the dates of payment of the dividends and any other terms and conditions relating to the dividends;

     (c)     Whether the shares of the series shall be redeemable, and, if redeemable, whether redeemable for cash, property, or rights, including securities of any other corporation, and whether redeemable at the option of the holder or the Corporation or upon the happening of a specified event, the limitations and restrictions with respect to the redemption, the time or times when, the price or prices or rate or rates at which, the adjustments with which, and the manner in which the shares shall be redeemable, including the manner of selecting shares of the series for redemption if less than all shares are to be redeemed, and the terms and amount of a sinking fund, if any, provided for the purchase or redemption of the shares;

     (d)     Whether the shares of such series shall be participating or nonparticipating, and, with respect to participating shares, the date or dates from which the dividends shall be participating, the rate of the dividends on them (which may be fixed or variable and may be made dependent upon facts ascertainable outside of the Articles of Incorporation), the dates of their payment and any other terms and conditions relating to such additional dividends;

     (e)     The amount per share payable to holders upon any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation;

     (f)     The conversion or exchange rights, if any, of such series, including, without limitation, the price or prices, rate or rates, and provisions for their adjustment (including provisions for protection against the dilution or impairment of such rights), and all other terms and conditions upon which shares constituting the series may be converted into, or exchanged for, shares of any other class or classes or series;

     (g)     The voting rights per share, if any, of each series, provided that in no event shall any shares of any series be entitled to more than one vote per share; and

     (h)     All other rights, privileges, terms, and conditions that are permitted by law and are not inconsistent with this Article.

          All shares of Preferred Stock shall rank equally and be identical in all respects except as to the matters specified in this Article or any amendment to it, or the matters permitted to be fixed by the Board of Directors, and all shares of any one series shall be identical in every particular except as to the date, if any, from which dividends on the shares shall accumulate.

     2.     Dividends. The holders of shares of each series of Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, dividends at, but not exceeding, the dividend rate fixed for the series by the Board of Directors pursuant to the provisions of this Article.

     3.     Liquidation Preference. Upon the liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of each series of Preferred Stock shall be entitled to receive in full out of the assets of the Corporation available for distribution to shareholders (including its capital) before any amount shall be paid to, or distributed among, the holders of Common Stock, an amount or amounts fixed by the Board of Directors pursuant to the provisions of this Article. If the assets of the Corporation legally available for payment or distribution to holders of the Preferred Stock upon the voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation are insufficient to permit the payment of the full preferential amount to which all outstanding shares of the Preferred Stock are entitled, then those assets shall be distributed ratably upon outstanding shares of the Preferred Stock in proportion to the full preferential amount to which each such share shall be entitled. After payment to holders of the Preferred Stock of the full preferential amount, holders of the Preferred Stock as such shall have no right or claim to any of the remaining assets of the Corporation. The merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation, or the sale, lease, or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to be a dissolution, liquidation, or winding up for purposes of this Section 3.

ARTICLE V
INCORPORATOR

          The name and mailing address of the incorporator is Richard E. Dunning, 933 E. Main Street, Fremont, Michigan 49412-9753.

ARTICLE VI
DURATION

          The Corporation is to have perpetual existence.

ARTICLE VII
BOARD OF DIRECTORS; NUMBER; CLASSIFICATION;
VACANCIES; REMOVAL; NOMINATIONS

          A.     The number of directors constituting the entire Board shall be not less than five nor more than 15 as fixed from time to time by vote of a majority of the entire Board; provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

          B.     The Board of Directors shall be divided into three classes as nearly equal in number as possible, with the term of office of one class expiring each year. At each annual meeting of the shareholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election.

          C.     Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Subject to the foregoing, at each annual meeting of shareholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. Notwithstanding the foregoing, if the holders of any class or series of Preferred Stock are entitled to elect one or more directors to the exclusion of other shareholders, vacancies of that class or series may be filled only by majority vote of the directors elected by that class or series then in office, whether or not a quorum, or by the holders of that class or series.

          D.     Any director may be removed from office at any time, but only for cause, and only if removal is approved as set forth below. Except as may be provided otherwise by law, cause for removal shall be construed to exist only if: (1) the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal; (2) such director has been adjudicated by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the Corporation in a matter of substantial importance to the Corporation and such adjudication is no longer subject to direct appeal; (3) such director has become mentally incompetent, whether or not so adjudicated, which mental incompetency directly affects his ability as a director of the Corporation; or (4) such director's actions or failure to act are deemed by the Board of Directors to be in derogation of the director's duties. Whether cause for removal exists shall be determined by the affirmative vote of 80% of the voting power of all shares of capital stock of the Corporation then entitled to vote on the election of directors, voting together as a single class or by the affirmative vote of a majority of the total number of directors. Any action to remove a director pursuant to (1) or (2) above shall be taken within one year of such conviction or adjudication. For purposes of this paragraph, the total number of directors will not include the director who is the subject of the removal determination, nor will such director be entitled to vote thereon.

          E.     Nominations of directors of the Corporation shall be made in accordance with the following:

     1.     Nominations of candidates for election for directors of the Corporation at any meeting of shareholders called for election of directors (an "Election Meeting") may be made by the Board of Directors or by any shareholder entitled to vote at such Election Meeting, as provided in (2) and (3), immediately below.

     2.     Nominations made by the Board of Directors shall be made at a meeting of the Board of Directors, or by written consent of directors in lieu of a meeting, not less than 30 days prior to the date of the Election Meeting, and such nominations shall be reflected in the minute books of the Corporation as of the date made. At the request of the Secretary of the Corporation, each proposed nominee shall provide the Corporation with such information concerning himself as is required under the rules of the Securities and Exchange Commission, to be included in the Corporation's proxy statements soliciting proxies for his election as a director.

     3.     Any shareholder who intends to make a nomination at the Election Meeting shall deliver a timely notice to the Secretary of the Corporation setting forth (a) the name, age, business address, and residence address of each nominee proposed in such notice; (b) the principal occupation or employment of each such nominee; (c) the number of shares of capital stock of the Corporation which are beneficially owned by each such nominee; (d) a statement that the nominee is willing to be nominated; and (e) such other information concerning each such nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees. To be timely, a shareholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 120 days prior to the date of notice of the Election Meeting in the case of an annual meeting, and not more than seven days following the date of notice in the case of a special meeting.

     4.     If the chairman of the Election Meeting determines that a nomination was not made in accordance with the foregoing procedures, such nomination shall be void.

ARTICLE VIII
BOARD AUTHORITY

          In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

          A.     To make, alter, or repeal the Bylaws of the Corporation.

          B.     To adopt resolutions to issue shares of Preferred Stock, in such amounts and series, and with such dividend, liquidation, voting, conversion, redemption, and other rights as shall be set forth in the resolution, and to execute, acknowledge, and file a certificate setting forth a copy of such resolution(s) and the number of shares of stock of such class or series as to which the resolution(s) apply, pursuant to Michigan law. Upon filing, the certificate shall constitute an amendment to these Articles of Incorporation.

          C.     To authorize and cause to be executed mortgages and liens upon the real property of the Corporation.

          D.     To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

          E.     By a majority vote of the whole Board, to designate one or more committees, each committee to consist of one or more directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The Bylaws may provide that in the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the Bylaws of the Corporation, shall have and may exercise all of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Articles of Incorporation, adopting an agreement of merger or consolidation, recommending to the shareholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the shareholders a dissolution of the Corporation or a revocation of a dissolution, or amending the Bylaws of the Corporation.

          F.     When and as authorized by the shareholders in accordance with law, to sell, lease, or exchange all or substantially all of the property and assets of the Corporation, including its goodwill and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or securities of, any other corporation or corporations, as its Board of Directors shall deem expedient or for the best interest of the Corporation.

ARTICLE IX
ELECTION OF DIRECTORS; LOCATION OF
MEETINGS, BOOKS, AND OFFICES

          Elections of the directors need not be by written ballot unless the Bylaws of the Corporation shall so provide. If the Bylaws so provide, the shareholders and directors shall have power to hold meetings, to keep the books, documents and papers of the Corporation outside the State of Michigan, and to have one or more offices within or without the State of Michigan, at such places as may be designated from time to time by the Bylaws or by resolution of the shareholders or directors, except as otherwise required by the laws of Michigan.

ARTICLE X
CREDITOR ARRANGEMENTS

          When a compromise or arrangement or a plan of reorganization of this Corporation is proposed between this Corporation and its creditors or any class of them or between this Corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this Corporation or of a creditor or shareholder of this Corporation, or on application of a receiver appointed for the Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization to be summoned in such manner as the court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, agree to a compromise or arrangement or a reorganization of this Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this Corporation.

ARTICLE XI
AMENDMENT OF ARTICLES OF INCORPORATION

          The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or subsequently prescribed by the statutes of Michigan, and all rights and powers conferred on directors and shareholders prescribed in these Articles of Incorporation are subject to this reservation; provided, however, that this Article XI, as well as the following provisions of these Articles of Incorporation, may not be amended, altered, changed, or repealed, nor may any provision inconsistent with the following provisions be adopted, without the approval of at least 80% of the total voting power of all shares of stock entitled to vote, voting together as a single class at an annual or special meeting of shareholders: (i) Article VII-Board of Directors; Number; Classification; Vacancies; Removal; Nominations; (ii) Article XII-Amendment of Bylaws; and (iii) Article XIII-Special Shareholder Meetings, unless such repeal, alteration, or amendment of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of at least 75% of the entire Board of Directors, notwithstanding the fact that a lesser percentage may be specified by the Michigan Business Corporation Act.

ARTICLE XII
AMENDMENT OF BYLAWS

          The Bylaws of the Corporation may be repealed, altered, amended, or rescinded at any time by the Board of Directors without shareholder approval. The Bylaws of the Corporation may not be amended by the shareholders of the Corporation except upon the affirmative vote of at least 80% of the total voting power of all shares of stock entitled to vote in the election of directors, voting together as a single class at an annual or special meeting of shareholders.

ARTICLE XIII
SPECIAL SHAREHOLDER MEETINGS

          Special shareholder meetings may be called by the Board of Directors or a committee of the Board authorized to call special shareholder meetings. The shareholders of the Corporation shall not have the power or ability to call a special shareholder meeting, except as provided in the Bylaws or under the Michigan Business Corporation Act, and subject to the rights of the holders of Preferred Stock.

ARTICLE XIV
INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The Corporation shall indemnify directors and officers of the Corporation as of right, and shall advance expenses, to the fullest extent now or subsequently permitted by law in connection with any actual or threatened civil, criminal, administrative, or investigative action, suit, or proceeding (whether brought by or in the name of the Corporation, a subsidiary, or otherwise) arising out of their service to the Corporation, a subsidiary, or to another organization at the request of the Corporation or a subsidiary. The Corporation may indemnify persons who are not directors or officers of the Corporation to the extent authorized by Bylaw, resolution of the Board of Directors, or contractual agreement authorized by the Board of Directors. The Corporation may purchase and maintain insurance to protect itself and any such director, officer, or other person against any liability asserted against him and incurred by him in respect of such service whether or not the Corporation would have the power to indemnify him against such liability by law or under the provisions of this Article. The provisions of this Article shall be deemed contractual and shall apply to actions, suits, or proceedings, whether arising from acts or omissions occurring before or after the adoption of this Article, and to directors, officers, and other persons who have ceased to render such service, and shall inure to the benefit of the heirs, executors, and administrators of the directors, officers, and other persons referred to in this Article.

ARTICLE XV
LIMITATION ON DIRECTOR LIABILITY

          A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any action taken or any failure to take any action as a director, except that a director's liability is not limited for:

          A.     the amount of a financial benefit received by a director to which he is not entitled;

          B.     intentional infliction of harm on the Corporation or the shareholders;

          C.     a violation of Section 551 of the Michigan Business Corporation Act; or

          D.     an intentional criminal act.

          If the Michigan Business Corporation Act is amended to further eliminate or limit the liability of a director, then a director of the Corporation (in addition to the circumstances in which a director is not personally liable as described in the preceding paragraph) shall, to the fullest extent permitted by the Michigan Business Corporation Act, as so amended, not be liable to the Corporation or its shareholders. No amendment to or modification or repeal of this Article shall increase the liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the amendment, modification or repeal.

          This Article applies only to acts or omissions and to breaches of fiduciary duty occurring after this Article became effective.

ARTICLE XVI
DENIAL OF PREEMPTIVE RIGHTS

          The holders of the Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock or securities of any kind of the Corporation whether authorized at this time or in the future.

          The undersigned incorporator, for the purpose of forming a corporation pursuant to the Michigan Business Corporation Act, has executed these Articles of Incorporation on November 6, 2003.

/s/ Richard E. Dunning
Richard E. Dunning, Incorporator